WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                          WASHINGTON, D.C. 20037-1420



                                                          May 3, 1999


On-Site Sourcing, Inc.
1111 N. 19th Street, 6th Floor
Arlington, Virginia  22209

              Re:      On-Site Sourcing, Inc. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

                  We have acted as counsel to On-Site Sourcing, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the shares of Common Stock of the Company, par value $0.01 per share (the "Shares"), to be issued pursuant to the Company's (i) 1998 Stock Option Plan (the "1998 SOP"), (ii) 1997 Stock Option Plan (the "1997 SOP"), and (iii) Amended 1996 Stock Option Plan (the "1996 SOP", and collectively with the 1998 SOP and 1997 SOP, the "Plans"). For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. For the purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

                  Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that: (a) the Shares have been lawfully and duly authorized; and (b) such Shares will be validly issued, fully paid and nonassessable upon payment of the exercise price established pursuant to the Plans.

On-Site Sourcing, Inc.
May 3, 1999
Page 2

                  We are members of the bar of the District of Columbia and do not hold ourselves out as being experts in the law of any other state. This opinion is limited to the laws of the United States and the General Corporation Law of Delaware. Although we do not hold ourselves out as being experts in the laws of Delaware, we have made an investigation of such laws to the extent necessary to render our opinion. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared for your use in connection with the filing of the Registration Statement on May 3, 1999, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Sincerely,

                                             WILMER, CUTLER & PICKERING



                                             By: /s/ Duane Morse
                                                 -----------------------
                                                  Duane Morse, a partner